Exhibit 99.2

June 1, 2017

Five Star Senior Living Inc.
400 Centre Street
Newton, Massachusetts 02458
Attn: Mr. Bruce J. Mackey Jr.

Re:	Remington Club, 16925 and 16916 Hierba Drive, San Diego, California 92128 (“Remington Club”)

Dear Bruce:

Reference is made to that certain Amended and Restated Master Lease Agreement (Lease No. 4), dated as of August 4, 2009, among certain affiliates of Senior Housing Properties Trust, all of whom are signing this letter as Landlord (“Landlord”), and certain affiliates of Five Star Senior Living Inc., all of whom are signing this letter as Tenant (“Tenant”), as amended by that certain First Amendment to Amended and Restated Master Lease Agreement (Lease No. 4), dated as of October 1, 2009, that certain Partial Termination of and Second Amendment to Amended and Restated Master Lease Agreement (Lease No. 4), dated as of May 1, 2011, that certain Third Amendment to Amended and Restated Master Lease Agreement (Lease No. 4), dated as of June 20, 2011, that certain Fourth Amendment to Amended and Restated Master Lease Agreement (Lease No. 4), dated as of August 31, 2012, and that certain Fifth Amendment to Amended and Restated Master Lease Agreement (Lease No. 4), dated as of July 10, 2014 (as so amended, "Master Lease No. 4"). Capitalized terms used and not otherwise defined in this letter shall have the meanings given such terms in Master Lease No. 4.
Landlord leases Remington Club to Tenant under Master Lease No. 4, and the purpose of this letter is to document certain agreements between Landlord and Tenant regarding Tenant’s proposed renovation of Remington Club, including the proposed additions of 48 units of memory care and a two story 15,980 square foot parking garage to Remington Club (the “Remington Club Renovation Project”).
The Remington Club Renovation Project shall be treated as a required renovation under Section 5.1.2(b) of Master Lease No. 4, and Landlord shall fund up to $17,096,019 of the cost of the Remington Club Renovation Project. Tenant shall fund any costs of the Remington Club Renovation Project in excess of such amount. Landlord may, at its option, condition advancement of such amounts to the same extent that Landlord may condition advancement of insurance proceeds pursuant to Section 10.2.4 of Master Lease No. 4.
From and after the date of this letter (the “Effective Date”) until the Normalized Rent Date (as defined below), the terms and conditions of Section 3.1.1(c) of Master Lease No. 4 shall not apply to the funding of the Remington Club Renovation Project to the extent provided in this letter. Instead, at each time when such disbursements are made, the Minimum Rent shall be increased by an annual amount equal to the product of (x) the interest rate payable by Senior Housing Properties Trust under that certain Credit Agreement, dated as of June 24, 2011, among Senior Housing Properties Trust, Wells Fargo Bank, National Association, as Administrative Agent, and each of the other financial institutions initially a signatory thereto (as it may be amended, modified, restated or replaced from time to time) as of each such disbursement date plus two hundred (200) basis points multiplied by (y) the amount so disbursed. Furthermore, to the extent any funds were disbursed by Landlord in connection with the Remington Club Renovation Project prior to the Effective Date in accordance with Section 5.1.2(b) of Master Lease No. 4, then, from and after the Effective Date, the Minimum Rent shall be adjusted to reflect the Minimum Rent that would be payable if such fundings were made from and after the Effective Date in accordance with the preceding sentence.

Notwithstanding anything contained in the preceding paragraph to the contrary, upon the earlier to occur of (a) the first anniversary of the first day of the month during which all certificates of occupancy have been issued for the Remington Club Renovation Project or (b) the third anniversary of the date of this letter (such date, the “Normalized Rent Date”), the Minimum Rent shall be increased to reflect the Minimum Rent which would otherwise have been payable under Section 3.1.1(c) of Master Lease No. 4 but for the preceding paragraph of this letter.
Except as provided hereinabove, all of the other terms and conditions of Master Lease No. 4 shall apply to the Remington Renovation Project.

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By countersigning this letter below, each party hereto agrees to be bound by all of the terms and provisions set forth in this letter.
ACKNOWLEDGED AND AGREED:
LANDLORD:
CCOP SENIOR LIVING LLC
SNH CHS PROPERTIES TRUST
SNH NS PROPERTIES TRUST
SNH SOMERFORD PROPERTIES TRUST
SNH/LTA PROPERTIES GA LLC
SNH/LTA PROPERTIES TRUST
SNH/LTA SE HOME PLACE NEW BERN LLC
SNH/LTA SE MCCARTHY NEW BERN LLC
SPTIHS PROPERTIES TRUST

By:/s/ David J. Hegarty
David J. Hegarty
President of each of the foregoing entities

TENANT:
FIVE STAR QUALITY CARE - NS TENANT, LLC
FIVE STAR QUALITY CARE TRUST
FS TENANT HOLDING COMPANY TRUST
FVE SE HOME PLACE NEW BERN LLC
By:/s/ Bruce J. Mackey Jr.
Bruce J. Mackey Jr.
President of each of the foregoing entities